UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2017 (May 4, 2017)

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29507	20-2932652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414 Charlotte, North Carolina 28226
(Address of principal executive offices)

Registrant’s telephone number, including area code: (704) 366-5122

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 4, 2017 (“Closing Date”), pursuant to a Securities Purchase Agreement (“Purchase Agreement”), Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer” or the “Company”) sold and issued 8% non-convertible secured debentures in the principal amount of $6,000,000 (“Debentures”) and warrants to purchase 12,000,000 shares of common stock (“Warrant Shares”) to accredited investors. The Debentures bear interest at a rate of 8% per annum, payable in cash quarterly in arrears. The Debentures mature on December 31, 2018. The Debentures contain customary negative covenants. The Warrants will expire on the tenth anniversary of the Closing Date and have an exercise price equal to $0.35, subject to adjustment therein. The Warrants are not exercisable until six months after the Closing Date. The Warrant Shares have registration rights, and, if not registered, the holders will have the right to cashless exercise.

Upon the occurrence of an event of default, in addition to holders having acceleration repayment rights, the holders shall have the right, on a pro-rata basis, to purchase the Company’s subsidiary, Little Big Burger, for $6,500,000. The purchasers were granted a right of first refusal as to future financing transactions of the Company for the term of the Debentures. Further, the Company has agreed to appoint one person selected by purchasers holding a majority of interest of the Debentures to its board of directors.

Pursuant to the Security Agreement dated May 4, 2017, the Debentures are secured by a second priority lien on all of the Company’s assets. Pursuant to the Subsidiary Guarantee dated May 4, 2017, all of the Company’s subsidiaries have guaranteed the Company’s performance of its obligations under the transaction documents.

In conjunction with the financing described above, the Company entered into a Satisfaction, Settlement and Release Agreement with Florida Mezzanine Fund LLLP, a Florida limited liability partnership (“Florida Mezz”), pursuant to which Florida Mezz agreed to release the Company from all claims and outstanding obligations pursuant to that certain Assumption Agreement dated June 30, 2014, as amended October 15, 2014 and October 22, 2016, and that certain Agreement dated May 23, 2016, as amended January 30, 2017, in exchange for payment of $5,000,000.

Five million of the net proceeds from the offering have been remitted to Florida Mezz, $500,000 will be reserved to fund the opening of new stores, and the balance of $206,746 will be used for working capital and general corporate purposes. T.R. Winston & Company, LLC, the Company’s placement agent, received a fee of $260,153 for its services related to this transaction.

The above descriptions of the material terms of the Purchase Agreement, the Debentures, the Warrants, the Security Agreement, the Subsidiary Guarantee and the Satisfaction, Settlement and Release Agreement are qualified in their entirety by reference to the text of such documents, which are filed as Exhibits 10.1, 4.1, 4.2, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K, respectively, and are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

These securities issued in the financing transaction were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(a)(2) of the Securities Act. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Form of 8% Non-convertible Secured Debenture
4.2	Form of Warrant
10.1	Securities Purchase Agreement dated May 4, 2017
10.2	Security Agreement dated May 4, 2017
10.3	Subsidiary Guarantee dated May 4, 4017
10.4	Satisfaction, Settlement and Release Agreement dated May 2, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Chanticleer Holdings, Inc., a Delaware corporation (Registrant)

Date: May 5, 2017	By:	/s/ Michael D. Pruitt
	Name:	Michael D. Pruitt
	Title:	Chief Executive Officer